Exhibit 23.1

To the Board of Directors of The Lehigh Group Inc.

We hereby consent to the inclusion of our report dated March 4, 1996, except as to Note 3, which is as of March 28, 1996 with respect to the consolidated balance sheets of The Lehigh Group Inc. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995.

                                                                 BDO SEIDMAN LLP

New York, New York
June 23, 1997